Exhibit 10.3

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Third Amendment to Second Amended and Restated Employment Agreement (“Third Amendment”) is entered into by and between ICO, Inc. (the “Company”) and Jon C. Biro (“Employee”), to be effective January 25, 2007 (the “Effective Date”).

WHEREAS, Employee and the Company entered into an Employment Agreement (the “Agreement”), being effective as of January 28, 2004, which Agreement has been amended by amendments effective February 11, 2005 and January 20, 2006; and

WHEREAS, the parties desire to further amend the Agreement, as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

1.
It is the parties’ agreement that Employee’s Annual Incentive Bonus (as defined in Section 2.2 of the Agreement) for the Company’s fiscal year 2007 (commencing October 1, 2006) shall be calculated pursuant to Exhibit A hereto.

2.	Effective January 1, 2007, Employee’s Base Salary (as defined in Section 2.1 of the Agreement) is increased to Two Hundred and Fifty Thousand and Four Hundred and Eighty Dollars ($250,480) per annum.

3.	Effective January 1, 2007, the Employee shall no longer be entitled to the Vehicle Allowance described in Section 2.5(a) of the Agreement.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO, Inc.		Employee

/s/ A. John Knapp, Jr.		/s/ Jon C. Biro
A. John Knapp, Jr.		Jon C. Biro
President & Chief Executive Officer

Date:	January 31, 2007	Date:	January 31, 2007

Exhibit A (portions redacted)

ICO, Inc. Fiscal Year 2007 Incentive Plan Matrix- Chief Financial Officer

Pay-out as a percentage of Base Salary *
Measurement	Weighting	0%	32%	64%
Corporate Expenses
[redacted/specific operation performance]
ICO, Inc. consolidated ROE
Subjective/Qualitative Factors
** Also subject to Compensation Committee approval.

ICO, Inc.
FY 2007 Incentive Plan Matrix - CFO
Explanation of Measurement Definitions and additional Explanatory Notes

Measurement definitions

*     “Corporate Expenses”: Defined as Corporate general and administrative expenses, excluding stock option expenses and excluding business unit expenses paid for by Corporate and included in Corporate expenses. These expenses include but are not limited to: banking fees formerly paid by ICO Polymers North America and Bayshore, fees related to global tax planning, expenses for two employees transferred from Europe, Executive Leadership Team conference fees, and consulting and legal fees to establish restricted stock/deferred compensation plans.

*     “ROE”: Net income from continuing operations, excluding effect of preferred stock buy back, minus preferred dividends (whether paid or accrued towards preferred stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of the preferred stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the year-end balance (i.e. the previous year end balance plus the four quarter-end balances of fiscal year 2007).

Computational Note

For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 32% or 64% pay-out) times the weighting and multiplied by the CFO’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the result achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, multiplied by (iii) the higher pay-out target percentage.

Additional Explanatory Notes

*     At the option of the CFO, subject to the approval of the Compensation Committee, and subject to shareholder approval of amendments to the 1998 employee stock option plan to permit restricted stock grants, the CFO may be awarded up to 25% of the incentive compensation award in the form of restricted stock with a vesting schedule approved by the Compensation Committee.

*     Base Salary used for calculation shall be Base Salary effective as of January 1, 2007.